EXHIBIT 99.1


[IMAGE SENSING SYSTEMS LOGO]                  500 Spruce Tree Centre
                                              1600 University Avenue West
                                              St. Paul, Minnesota 55104-3825 USA
                                              651.603.7700 Fas: 651.603.7795
                                              www.imagesensing.com


NEWS RELEASE
------------

CONTACTS:   ART BOURGEOIS, CHIEF FINANCIAL OFFICER
            IMAGE SENSING SYSTEMS, INC. PHONE:  651.603.7700


FOR IMMEDIATE RELEASE
---------------------


          IMAGE SENSING SYSTEMS ANNOUNCES RECORD 2003 FINANCIAL RESULTS
          -------------------------------------------------------------

SAINT PAUL, MINN., FEBRUARY 17, 2004-- Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) announced today that its net income for 2003 was a record $2,135,000 or $.66 per undiluted share ($.59 per diluted share) versus net income of $1,192,000 or $.38 per undiluted share for 2002. Net income for the fourth quarter was $376,000 or $.12 per undiluted share ($.10 per diluted share), versus net income of $302,000 or $.10 per undiluted share for the comparable period in 2002. The fourth quarter of 2003 marks the seventh consecutive quarter where profitability exceeded the comparable quarter of the prior year.

Revenues for fiscal year 2003 were $9,259,000, an increase of 15%, from $8,085,000 in fiscal year 2002, while revenues for the fourth quarter of 2003 increased 11% to $2,437,000 compared with $2,204,000 for the same period a year ago. The increases in revenue for the year and quarter were due primarily to increased royalty income earned from Autoscope sales by our North American partner, Econolite Control Products, Inc. (ECPI), and continued growth in international sales through our wholly owned Hong Kong subsidiary, Flow Traffic Limited, and our European distributors. Royalty income from ECPI for fiscal 2003 increased by 19% over fiscal 2002 while product sales increased by 12%. We also were able to improve margins on product sales by 4 percentage points while reducing operating costs, exclusive of 2002 restructuring costs, as a percent of revenue by over 5 percentage points.

Jim Murdakes, Chairman and CEO commented, "We are extremely pleased with our continued financial performance resulting in a 74% increase in basic earnings per share from one year ago. We continued the development of new technologies while supporting ECPI and our international business. Besides posting excellent financial results in 2003, we began shipment of a new hardware product for Europe, released a major software upgrade that included the Wizard, an automatic method of placing detectors, and developed a new German communications protocol. We also set in motion development projects for new products slated for delivery in 2004."

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

SAFE HARBOR STATEMENT: Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; developments in the demand for the Company's products and services; relationships with the Company's major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's Form 10-KSB for the year ended December 31, 2002."

Three Month Period and Year Ended December 31, 2003 and 2002 (in thousands, except per share information)

                                          Three-Month
                                          Period ended          Year Ended
                                           December 31          December 31

                                         2003       2002       2003       2002
                                         ----       ----       ----       ----

Revenue                                 $2,437     $2,204     $9,259     $8,085
Operating income                           519        449      2,948      1,340
Net income                                 376        302      2,135      1,192
Net income per share
         Basic                             .12        .10        .66        .38
         Diluted                           .10        .09        .59        .37

Weighted average number of
  common shares outstanding
         Basic                           3,263      3,161      3,215      3,155
         Diluted                         3,772      3,416      3,598      3,252


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